Exhibit 99.1

Granite Reports Second Quarter 2022 Results

•	Revenue guidance is unchanged despite year-to-date revenue decrease compared to the same period in the prior year as portfolio shifts to smaller, less risky projects
•	Old Risk Portfolio ("ORP") projected burn for 2022 remains on track but impacted gross profit margin during the period
•	Non-ORP gross profit margin improved compared to the same period in the prior year
•	Committed and Awarded Projects ("CAP") (1) increased $279 million sequentially ending at $4.2 billion
•	Investments in construction materials assets completed and entered into an amended credit facility to support investment and growth plan for home markets

WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter ended June 30, 2022.

Second Quarter 2022 Results

Net loss from continuing operations totaled $(2) million, or $(0.05) per diluted share, compared to net income from continuing operations of $25 million, or $0.52 per diluted share, in the same period in the prior year. Adjusted net income from continuing operations (2) totaled $17 million, or $0.38 per diluted share, compared to adjusted net income from continuing operations (2) of $30 million, or $0.66 per diluted share, in the same period in the prior year.

•	Revenue decreased $67 million to $768 million compared to $835 million in the prior year.
•	Gross profit decreased $20 million to $78 million compared to $98 million in the prior year; and gross profit margin decreased to 10.2% compared to 11.8% in the prior year.
•	Selling, general, and administrative (“SG&A”) expenses were $53 million or 6.9% of revenue, compared to $59 million or 7.0% of revenue in the prior year.
•	Adjusted EBITDA (2) from continuing operations totaled $39 million compared to $62 million in the prior year.
•	CAP (2) totaled $4.2 billion, which was up $279 million sequentially and up $33 million compared to the same period in the prior year.
•	Cash and marketable securities decreased $146 million to $242 million compared to $388 million in the same period in the prior year, while debt decreased $52 million to $288 million from $340 million in the same period in the prior year.

"During the second quarter, we continued to implement our strategic plan," said Kyle Larkin, Granite President and Chief Executive Officer.  "The divestiture of the remaining businesses of the legacy Water and Mineral Services group are moving forward.  We also announced strategic investments in our home markets with the purchase of aggregates in Salt Lake City and a liquid asphalt terminal in California.  Additionally, we secured long-term capital to support investment and growth with the execution of our amended credit facility and we executed on a $50 million accelerated share repurchase.  Second quarter results were impacted by additional costs in the ORP as the portfolio continues to be challenging with our teams working to complete them as expeditiously as possible.  Our estimate of remaining ORP work going into 2023 is on track and remains largely unchanged.  Looking beyond the ORP, our core business is getting stronger, illustrated by improved gross profit margins excluding the ORP and higher quality CAP in mix and margin.  I am pleased with our CAP of $4.2 billion as of the end of the quarter and I am optimistic about the overall environment in our markets as we move into our busiest quarter.  While we still have work to do to improve margins on bid day and in project execution, we are making progress and are tracking to the strategic plan projections provided in our last earnings call.  We also took an important step forward this quarter as we accrued $12 million for an expected resolution of the SEC investigation."

Larkin continued, "With our strong balance sheet and liquidity, we expect to continue to invest in our home markets organically as we also actively explore opportunistic bolt-on acquisitions.  These investments should bolster and expand existing home markets and position the company for consistent profitable growth."

Six Months Ended June 2022 Results

Net loss from continuing operations totaled $(21) million, or $(0.47) per diluted share, compared to a net loss from continuing operations of $(38) million, or $(0.84) per diluted share, in the prior year. Adjusted net income from continuing operations (2) totaled $6 million, or $0.12 per diluted share, compared to adjusted net income from continuing operations (2) of $23 million, or $0.51 per diluted share, in the prior year.

•	Revenue from continuing operations decreased $85 million to $1.3 billion compared to $1.4 billion in the prior year.
•	Gross profit from continuing operations decreased $24 million to $128 million compared to $152 million in the prior year; and gross profit margin decreased to 9.7% compared to 10.8% in the prior year.
•	SG&A expenses from continuing operations were $112 million or 8.5% of revenue, compared to $120 million or 8.6% of revenue in the prior year.
•	Adjusted EBITDA (2) from continuing operations totaled $43 million compared to $71 million in the prior year.

(1) CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

(2) Adjusted net income (loss) from continuing operations, adjusted diluted income (loss) per share from continuing operations, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from continuing operations, EBITDA margin from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDA margin from continuing operations are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

Second Quarter 2022 Segment Results (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change		2022	2021	Change
Revenue from continuing operations	$632,260	$713,425	$(81,165)	(11.4)%	$1,107,195	$1,220,396	$(113,201)	(9.3)%
Gross profit from continuing operations	61,166	76,267	(15,101)	(19.8)%	$109,358	$129,036	$(19,678)	(15.3)%
Gross profit as a percent of revenue from continuing operations	9.7%	10.7%			9.9%	10.6%

Committed and Awarded Projects	June 30, 2022	March 31, 2022	Change - Quarter over Quarter		June 30, 2021	Change - Year over Year
California	$1,629,765	$1,480,950	$148,815	10.0%	$1,358,018	$271,747	20.0%
Central	1,518,970	1,426,255	92,715	6.5%	1,919,386	(400,416)	(20.9)%
Mountain	1,064,925	1,027,522	37,403	3.6%	903,692	161,233	17.8%
Total	$4,213,660	$3,934,727	$278,933	7.1%	$4,181,096	$32,564	0.8%

Construction revenue in the second quarter decreased compared to the same period in the prior year primarily due to an $81 million decrease in revenue in the Central group as the transformation of its portfolio continues and ORP projects continue to move towards completion.  The California group revenue decrease of $30 million in the second quarter was mostly offset by an increase of $28 million in revenue in the Mountain group.  In the California Group, delays in project starts impacted revenue during the quarter despite a strong macro environment in the state.  The California group ended the quarter with record CAP of $1.6 billion.  Gross profit in the second quarter decreased compared to the same period in the prior year due to losses in the ORP.  During the second quarter, ORP revenue totaled $49 million with a gross loss of $(21) million and net loss, after non-controlling interest ("NCI"), of $(18) million, compared to ORP revenue of $115 million with a gross profit of $2 million and net profit, after NCI of $4 million, in the same period in the prior year.  While the ORP continued to progress during the quarter, the complex nature of the projects resulted in unanticipated cost increases which impacted gross profit for the quarter.  Excluding the impact of ORP losses during the quarter, Construction gross profit margin was 14.1% compared to 12.3% in the prior year.  For the six months ended June 30, 2022, ORP revenue totaled $129 million with a gross loss of $(24) million and net loss, after NCI of $(21) million, compared to ORP revenue of $220 million with a gross profit of $2 million and net profit, after NCI of $5 million.

CAP was up $279 million sequentially and up $33 million compared to the prior year. The $433 million year over year increase in CAP in the California and Mountain groups was partially offset by the $400 million decrease in Central group CAP.

Materials Segment
	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change		2022	2021	Change
Revenue from continuing operations	$136,026	$121,246	$14,780	12.2%	$208,677	$180,607	$28,070	15.5%
Gross profit from continuing operations	17,314	21,965	(4,651)	(21.2)%	$18,897	$22,908	$(4,011)	(17.5)%
Gross profit as a percent of revenue from continuing operations	12.7%	18.1%			9.1%	12.7%

Materials revenue in the second quarter increased compared to the same period in the prior year as price increases in both aggregates and asphalt more than offset volume decreases in aggregates and asphalt.  Gross profit and gross profit margin were negatively impacted year over year by higher fuel and liquid asphalt costs as many sales completed in the second quarter were fulfilling orders placed prior to the energy surcharges being implemented in early April.  This price impact associated with the timing difference is expected to decline in the third quarter.

Outlook

For the 2022 fiscal year, the Company is revising adjusted EBITDA margin guidance to a range of 5.5% - 6.5% from a range of 6% - 8%.  The remaining guidance below is unchanged:

• Low single digit growth in revenue from continuing operations
• SG&A expense from continuing operations in the range of 8.0% to 8.5% of revenue
• Low-to-mid-20s effective tax rate range
• Capital expenditures in the range of $100 million to $115 million

Conference Call

Granite will conduct a conference call today, July 28, 2022, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended June 30, 2022. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through August 4, 2022, by calling 1-877-344-7529, replay access code 2178808; international callers may dial 1-412-317-0088.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit the graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2022 fiscal year guidance for revenue from continuing operations, Adjusted EBITDA margin from continuing operations, SG&A expense from continuing operations, effective tax rate, and capital expenditures, Committed and Awarded Projects (“CAP”), results, the expected sale of the Water Resources and Mineral Services businesses, expected full-year revenue growth to be unchanged, the ORP projected burn for 2022, the expected resolution of the SEC investigation, continued investments in our home markets both organically and through bolt-on transactions and that pricing impacts resulting from timing differences are expected to decline in the third quarter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2022 fiscal year guidance for revenue from continuing operations, Adjusted EBITDA margin from continuing operations, SG&A expense from continuing operations, effective tax rate, and capital expenditures, CAP, results, the expected sale of the Water Resources and Mineral Services businesses, expected full-year revenue growth to be unchanged, the ORP projected burn for 2022, the expected resolution of the SEC investigation, continued investments in our home markets both organically and through bolt-on transactions and that pricing impacts resulting from timing differences are expected to decline in the third quarter. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

	June 30, 2022	December 31, 2021	June 30, 2021
ASSETS
Current assets
Cash and cash equivalents	$175,022	$395,647	$377,620
Short-term marketable securities	45,000	—	—
Receivables, net	527,277	464,588	543,914
Contract assets	190,187	145,437	154,542
Inventories	78,634	61,965	66,584
Equity in construction joint ventures	187,028	189,911	195,430
Other current assets	167,349	177,210	44,076
Current assets held-for-sale	222,779	392,641	184,267
Total current assets	1,593,276	1,827,399	1,566,433
Property and equipment, net	464,593	433,504	432,896
Long-term marketable securities	21,675	15,600	10,850
Investments in affiliates	23,203	23,368	25,317
Goodwill	53,715	53,715	53,715
Right of use assets	45,404	49,312	47,181
Deferred income taxes, net	25,458	24,141	42,230
Other noncurrent assets	64,008	67,888	70,148
Noncurrent assets held-for-sale	—	—	230,128
Total assets	$2,291,332	$2,494,927	$2,478,898

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1,429	$8,727	$8,709
Accounts payable	331,728	324,313	334,158
Contract liabilities	179,322	200,041	166,415
Accrued expenses and other current liabilities	435,061	452,829	459,517
Current liabilities held-for-sale	46,706	83,408	79,487
Total current liabilities	994,246	1,069,318	1,048,286
Long-term debt	286,801	331,191	331,222
Long-term lease liabilities	31,182	32,928	33,577
Other long-term liabilities	61,868	65,927	66,995
Long-term liabilities held-for-sale	—	—	10,576
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 44,078,469 shares as of June 30, 2022, 45,840,260 shares as of December 31, 2021 and 45,818,719 shares as of June 30, 2021	441	458	458
Additional paid-in capital	467,159	559,752	556,615
Accumulated other comprehensive income (loss)	2,388	(3,359)	(2,750)
Retained earnings	413,931	410,831	401,061
Total Granite Construction Incorporated shareholders’ equity	883,919	967,682	955,384
Non-controlling interests	33,316	27,881	32,858
Total equity	917,235	995,563	988,242
Total liabilities and equity	$2,291,332	$2,494,927	$2,478,898

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Construction	$632,260	$713,425	$1,107,195	$1,220,396
Materials	136,026	121,246	208,677	180,607
Total revenue	768,286	834,671	1,315,872	1,401,003
Cost of revenue
Construction	571,094	637,158	997,837	1,091,360
Materials	118,712	99,281	189,780	157,699
Total cost of revenue	689,806	736,439	1,187,617	1,249,059
Gross profit	78,480	98,232	128,255	151,944
Selling, general and administrative expenses	53,162	58,628	111,663	119,789
Other costs	20,177	5,868	28,391	80,177
Gain on sales of property and equipment, net	(385)	(1,052)	(717)	(3,297)
Operating income (loss)	5,526	34,788	(11,082)	(44,725)
Other (income) expense
Interest income	(782)	(162)	(1,405)	(395)
Interest expense	3,896	5,502	7,471	10,874
Equity in income of affiliates, net	(541)	(2,607)	(235)	(2,875)
Other (income) expense, net	3,357	(1,800)	4,739	(2,026)
Total other expense, net	5,930	933	10,570	5,578
Income (loss) from continuing operations before income taxes	(404)	33,855	(21,652)	(50,303)
Provision for (benefit from) income taxes on continuing operations	2,549	7,710	(2,782)	(14,047)
Net income (loss) from continuing operations	(2,953)	26,145	(18,870)	(36,256)
Net income from discontinued operations	19,521	29,602	25,617	26,680
Net income (loss)	16,568	55,747	6,747	(9,576)
Amount attributable to non-controlling interests from continuing operations	583	(1,286)	(2,535)	(2,158)
Net income (loss) attributable to Granite Construction Incorporated from continuing operations	(2,370)	24,859	(21,405)	(38,414)
Net income attributable to Granite Construction Incorporated from discontinued operations	19,521	29,602	25,617	26,680
Net income (loss) attributable to Granite Construction Incorporated	$17,151	$54,461	$4,212	$(11,734)

Per share data
Basic continuing operations per share	$(0.05)	$0.54	$(0.47)	$(0.84)
Basic discontinued operations per share	0.44	0.65	0.57	0.58
Basic earnings (loss) per share	$0.39	$1.19	$0.10	$(0.26)

Diluted continuing operations per share	$(0.05)	$0.52	$(0.47)	$(0.84)
Diluted discontinued operations per share	0.44	0.62	0.57	0.58
Diluted earnings (loss) per share	$0.39	$1.14	$0.10	$(0.26)

Weighted average shares outstanding:
Basic	44,534	45,798	45,128	45,748
Diluted	44,534	47,798	45,128	45,748

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Six Months Ended June 30,	2022	2021
Operating activities
Net income (loss)	$6,747	$(9,576)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion and amortization	32,328	52,853
Amortization related to long-term debt	1,423	4,666
Gain on sale of discontinued operations	(6,234)	—
Gain on sales of property and equipment, net	(9,513)	(34,190)
Deferred income taxes	2,545	—
Stock-based compensation	4,376	3,642
Equity in net (income) loss from unconsolidated joint ventures	17,228	(6,972)
Net loss from affiliates	(6,165)	(8,039)
Other non-cash adjustments	(84)	1,483
Changes in assets and liabilities	(145,929)	(34,871)
Net cash used in operating activities	$(103,278)	$(31,004)
Investing activities
Purchases of marketable securities	(49,968)	(5,000)
Purchases of property and equipment	(73,216)	(46,437)
Proceeds from sales of property and equipment	15,289	48,517
Proceeds from the sale of discontinued operations	142,571	—
Issuance of notes receivable	(4,560)	—
Collection of notes receivable	201	4,581
Net cash provided by investing activities	$30,317	$1,661
Financing activities
Proceeds from long-term debt	50,000	—
Debt principal repayments	(124,660)	(4,677)
Cash dividends paid	(11,857)	(11,890)
Repurchases of common stock	(70,374)	(2,497)
Contributions from non-controlling partners	6,327	11,350
Distributions to non-controlling partners	(6,700)	(5,836)
Other financing activities, net	209	(62)
Net cash used in financing activities	$(157,055)	$(13,612)
Net decrease in cash, cash equivalents and restricted cash	$(230,016)	$(42,955)
Cash, cash equivalents and $1,512 in restricted cash at beginning of each period	413,655	437,648
Cash, cash equivalents and $0 and $1,512 in restricted cash at end of each period	$183,639	$394,693
Less: Cash, cash equivalents and $0 and $1,512 in restricted cash included in current assets held-for-sale at end of each period	8,617	17,073
Cash and cash equivalents of continuing operations at end of period	$175,022	$377,620

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA from continuing operations and EBITDA margin from continuing operations are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA from continuing operations and adjusted EBITDA margin from continuing operations, non-GAAP measures, to indicate the impact of Other costs which include a legal settlement charge, legal and accounting investigation fees, an accrual relating to the expected resolution of the SEC investigation, divestiture expenses and restructuring charges.

We provide adjusted income (loss) before provision for (benefit from) income taxes from continuing operations, adjusted provision for (benefit from) income taxes, adjusted net income (loss) attributable to Granite Construction Incorporated from continuing operations, and adjusted diluted earnings per share attributable to common shareholders from continuing operations, non-GAAP measures, to indicate the impact of the following:

•	Other costs which include a legal settlement charge, legal and accounting investigation fees, an accrual relating to the expected resolution of the SEC investigation, divestiture expenses and restructuring charges; and
•	Interest expense and amortization of debt discount related to our 2.75% Convertible Notes.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with U.S. GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies. The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin from continuing operations to the most directly comparable forward-looking GAAP measure of net income (loss) attributable to Granite Construction Incorporated from continuing operations because the timing and amount of the excluded items are unreasonably difficult to fully and accurately estimate.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Continuing Operations - EBITDA:
Net income (loss) attributable to Granite Construction Incorporated from continuing operations	$(2,370)	$24,859	$(21,405)	$(38,414)
Depreciation, depletion and amortization expense from continuing operations(2)	15,846	18,412	32,904	33,255
Provision for (benefit from) income taxes on continuing operations	2,549	7,710	(2,782)	(14,047)
Interest expense, net of interest income from continuing operations	3,114	5,340	6,066	10,479
EBITDA from continuing operations(1)	$19,139	$56,321	$14,783	$(8,727)
EBITDA margin from continuing operations(1)(3)	2.5%	6.7%	1.1%	-0.6%

Continuing Operations - ADJUSTED EBITDA:
Other costs	$20,177	$5,868	$28,391	$80,177
Adjusted EBITDA from continuing operations(1)	$39,316	$62,189	$43,174	$71,450
Adjusted EBITDA margin from continuing operations(1)(3)	5.1%	7.5%	3.3%	5.1%

(1) We define EBITDA from continuing operations as U.S. GAAP net income (loss) attributable to Granite Construction Incorporated from continuing operations, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin from continuing operations exclude the impact of Other costs as described above.

(2) Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

(3) Represents EBITDA and adjusted EBITDA from continuing operations divided by consolidated revenue from continuing operations of $768 million, $835 million, $1,316 million and $1,401 million for the three and six months ended June 30, 2022 and 2021, respectively.

GRANITE CONSTRUCTION INCORPORATED

ADJUSTED NET INCOME RECONCILIATION

(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Income (loss) from continuing operations before income taxes	$(404)	$33,855	$(21,652)	$(50,303)
Interest expense related to 2.75% Convertible Notes (1)	1,912	—	3,825	—
Other costs	20,177	5,868	28,391	80,177
Amortization of debt discount	—	1,753	—	3,468
Adjusted income before income taxes from continuing operations	$21,685	$41,476	$10,564	$33,342

Provision for (benefit from) income taxes	$2,549	$7,710	$(2,782)	$(14,047)
Tax effect of adjusting items (2)	2,623	1,981	5,256	21,748
Adjusted provision for income taxes	$5,172	$9,691	$2,474	$7,701

Net income (loss) attributable to Granite Construction Incorporated from continuing operations	$(2,370)	$24,859	$(21,405)	$(38,414)
After-tax adjusting items	19,466	5,640	26,960	61,897
Adjusted net income attributable to Granite Construction Incorporated from continuing operations	$17,096	$30,499	$5,555	$23,483

Diluted weighted average shares of common stock	44,534	47,798	45,128	45,748
Add: dilutive effect of restricted stock units and 2.75% Convertible Notes (3)	7,761	—	7,802	1,569
Less: dilutive effect of 2.75% Convertible Notes (4)	(7,309)	(1,546)	(7,309)	(1,066)
Adjusted diluted weighted average shares of common stock	44,986	46,252	45,621	46,251

Adjusted diluted income per share attributable to common shareholders for continuing operations	$0.38	$0.66	$0.12	$0.51

(1) On January 1, 2022, we adopted ASU 2020-06 that requires the application of the if-converted method for calculating diluted earnings per share.  In accordance with the if-converted method, during 2022 interest expense related to the 2.75% Convertible Notes is added back to income in order to calculate adjusted diluted earnings per share attributable to common shareholders.

(2) The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax rate. The tax effect of adjusting items for the  three and six months ended June 30, 2022 excludes the $12 million accrual for the expected resolution of the SEC investigation which is not tax deductible.

(3) Represents the dilutive effect on adjusted net income attributable to Granite Construction Incorporated of 452,000 related to restricted stock units and 7,309,000 related to the 2.75% Convertible Notes potentially converting into shares for the three months ended June 30, 2022. Represents the dilutive effect on adjusted net income attributable to Granite Construction Incorporated of 493,000 and 503,000 shares related to restricted stock units and 7,309,000 and 1,066,000 shares related to the 2.75% Convertible Notes potentially converting into shares for the six months ended June 30, 2022 and 2021, respectively.

 (4) When calculating diluted net income (loss) per share attributable to common shareholders, U.S. GAAP requires that we include potential share dilution from the 2.75% Convertible Notes as though the shares were converted at the beginning of the period. For the purposes of calculating adjusted diluted net income per share attributable to common shareholders, the dilutive effect from the 2.75% Convertible Notes is removed to reflect the impact of the purchased equity derivative instrument which offsets any potential share dilution from the 2.75% Convertible Notes if they were to be converted.

Contacts:

Investors

Wenjun Xu, 831-761-7861

Or

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated